RALPH E. DAVIS
ASSOCIATES, INC.

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

April 10, 2011

Radiant Oil & Gas, Inc
9700 Richmond Ave, STE 124
Houston, TX 77042

Attn: Board of Directors:

To Whom It May Concern:

The Undersigned hereby consents to the use of the name Ralph E. Davis Associates, Inc. and the information from its report dated April 1, 2011 regarding its estimates of reserves and future net revenues from the production and sale of those reserves of Radiant Oil & Gas for the year ended December 31, 2010 in this Annual Report filed on Form 10-K..

Sincerely,
RALPH E. DAVIS ASSOCIATES, INC.

Allen L. Kelley
Vice President

1717 St. James Place, Suite 460 Houston, Texas 77056 Office 713-622-8955 Fax 713-626-3664 www.ralphedavis.com
Worldwide Energy Consultants Since 1924